SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ARTISAN COMPONENTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Artisan Components, Inc.

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Commission File No.: 000-23649

Earnings Conference Call

The following are certain statements made by Mark Templeton, President and Chief Executive Officer of Artisan Components, Inc. (“Artisan”), and Joy Leo, Vice President, Finance and Administration, Chief Financial Officer and Secretary of Artisan, on a conference call with investors, analysts and other participants, which call was held on November 1, 2004 at 2:00 p.m. PST to discuss the results of Artisan’s quarter and fiscal year ended September 30, 2004. The statements set forth below are limited to those regarding the pending merger of Artisan with and into Salt Acquisition Corporation, a wholly owned subsidiary of ARM Holdings plc and do not include all other statements made on the earnings call.

Joy Leo:

In regards to the pending merger of Artisan and a wholly-owned subsidiary of ARM Holdings plc, please note that ARM has filed a Registration Statement on Form F-4 regarding the transaction with the SEC. Please understand that we will limit our discussion of the merger to the information in the Registration Statement which is already in the public domain. With that, I’m pleased to turn the call over to Mark.

That concludes the review of the financials for the quarter and fiscal 2004. Usually at this point in our call, I would offer you some thoughts on forward guidance for the coming quarter and fiscal year 2005. However, with our pending merger with ARM that is anticipated to close in late December 2004 / early January 2005, we will not be providing a separate outlook today as an independent company. We believe that ARM will provide guidance as appropriate once the merger transaction is complete.

Mark Templeton:

We are excited at the prospects that we believe will result from our combination with ARM. Like Artisan, they have taken an early leadership position in the semiconductor intellectual property market with a widely applicable technology. They have built a strong user base and partner network and are benefiting from the move towards collaborative design. They have been through many of the same experiences as Artisan and have a common understanding of the industry. We are all looking forward to the closing of the merger and the building of a great combined company.

As Joy mentioned, on this call we will limit our comments relating to the pending acquisition of Artisan by ARM holdings. ARM has filed a Registration Statement on Form F-4 with the Securities and Exchange Commission. That document should answer most investor questions relating to the transaction and we ask that you refer to that document if you have any related questions.

Artisan Press Release Regarding Financial Performance for the Quarter and Fiscal Year Ended September 30, 2004

On November 1, 2004, Artisan Components, Inc. issued a press release discussing its financial performance for the quarter and the fiscal year ended September 30, 2004. This press release is set forth below.

CONTACT:

Claudia Natalia
Artisan Components, Inc.	Artisan Components, Inc.
Corporate Communications	Investor Relations
(408) 548-3172	(408) 548-3122
claudia@artisan.com

Artisan Components, Inc. Reports Record

Total Revenue for Its Fourth Quarter and Fiscal 2004

SUNNYVALE, Calif., November 1, 2004 — Artisan Components, Inc., (Nasdaq: ARTI), a leading provider of physical intellectual property (IP), today reported its results for three and twelve-month periods ended September 30, 2004. Total revenue for the fourth quarter of fiscal 2004 was comprised of license revenue and net royalty revenue of $15.6 million and $9.5 million, respectively, or $25.1 million, an increase of 29% from the same period in the prior year. Total revenue for the fourth quarter of fiscal 2003 was $19.5 million, comprised of license revenue and net royalty revenue of $16.5 million and $3.0 million, respectively.

Net income for the fourth quarter of fiscal 2004, on a generally accepted accounting principles (“GAAP”) basis, was $4.5 million or $0.18 per diluted share, which included amortization of purchased intangible assets of $897,000, costs related to the proposed merger with ARM Holdings plc of $1.8 million and amortization of deferred stock-based compensation of $18,000 from acquisitions. For the fourth quarter of fiscal 2003, GAAP net income was $2.5 million or $0.10 per diluted share, which included amortization of purchased intangible assets of $1.5 million and deferred stock-based compensation of $119,000 from acquisitions.

Pro forma net income for the fourth quarter of fiscal 2004 was $6.1 million or $0.24 per diluted share, an increase of 126% compared to pro forma net income of $2.7 million or $0.11 per diluted share for the fourth quarter of fiscal 2003. Pro forma net income is comprised of GAAP net income plus, to the extent incurred in any particular quarter, amortization of purchased intangible assets, deferred stock-based compensation expense, in-process research and development from acquisitions, transaction costs related to the proposed merger with ARM Holdings plc and the related income tax effect. A detailed reconciliation of GAAP net income to pro forma net income is included with this press release.

Total revenue for fiscal 2004 was comprised of license revenue and net royalty revenue of $57.4 million and $31.1 million, respectively, or $88.5 million, an increase of 29% from the same period in the prior year. Total revenue for the twelve months of fiscal 2003 was $68.5 million, comprised of license revenue and net royalty revenue of $58.0 million and $10.5 million, respectively.

Net income for fiscal 2004, on a GAAP basis, was $19.2 million or $0.77 per diluted share, an increase of 162%, compared with net income of $7.3 million or $0.34 per diluted share for the twelve months of fiscal 2003.

Pro forma net income for fiscal 2004 was $17.4 million or $0.69 per diluted share, an increase of 112%, compared to pro forma net income of $8.2 million or $0.38 per diluted share for the twelve months of fiscal 2003.

“Artisan is playing a critical role in connecting high-volume design teams with leading manufacturers,” said Mark Templeton, president and chief executive officer of Artisan Components. “Our growth reflects the success of this vibrant and growing community.”

Artisan is hosting a conference call beginning at 2:00 p.m. PST (5:00 p.m. EST) on, November 1, 2004 to discuss the results of the fourth quarter and fiscal 2004. Interested parties may participate in the conference call by dialing 800-322-2803 (domestic) and 617-614-4925 (international) and the passcode is 28010240 or via live webcast available within the investor relations section of Artisan’s website at http://www.artisan.com. A telephonic replay will be available through November 15, 2004 at 888-286-8010 (domestic) and 617-801-6888 (international) and within the investor relations section of Artisan’s website. The passcode for the replay is 93474825.

Use of Non-GAAP Financial Measures

This earnings release includes financial information presented on both a pro forma and GAAP basis. Pro forma net income is comprised of GAAP net income plus, to the extent incurred in any particular quarter, amortization of purchased intangible assets, deferred stock-based compensation from acquisitions, transaction costs related to the proposed merger with ARM Holdings plc and in-process research and development. Pro forma net income and net income per share are reduced by the amount of additional tax that would be required to be accrued and expensed by us if pro forma results were used instead of GAAP results to calculate our tax liability.

We provide pro forma financial information to enhance the reader’s overall understanding of our current financial performance and our prospects for the future. We believe the pro forma results provide useful information to investors by excluding certain expenses that we believe are not indicative of our core operating results. The pro forma measures are included to provide investors and management with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these pro forma results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of pro forma numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the success and growth of the high volume design and manufacturing community and Artisan’s role within that community. These statements are subject to various risk factors including, without limitation, continued demand for semiconductors incorporating Artisan’s products and the production of those semiconductors in volume, market acceptance of Artisan’s products and technologies and competition from existing and new IP providers. We refer you also to the documents that Artisan files from time to time with the Securities and Exchange Commission, in particular the section entitled “Factors Affecting Future Operating Results” in Artisan’s annual report on Form 10-K and its quarterly reports on Forms 10-Q.

About Artisan Components

Artisan Components, Inc. is a leading provider of physical intellectual property (IP) components for the design and manufacture of complex system-on-a-chip integrated circuits. Artisan’s products include embedded memory, standard cell, input/output, analog and mixed-signal components, which are designed to achieve the best combination of performance, density, power and yield for a given manufacturing process. Artisan has licensed its IP components to over 2,000 companies involved in integrated circuit design. Artisan is headquartered in Sunnyvale, California. More information about Artisan Components, including free library access, can be found at www.artisan.com.

###

Artisan Components and Artisan are registered trademarks of Artisan Components, Inc.

All other trademarks or registered trademarks are the property of their respective owners.

Artisan Components, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

(Unaudited)

	Sept. 30 2004	Sept. 30 2003
ASSETS
Current assets:
Cash and cash equivalents	$100,197	$98,841
Marketable securities	35,719	9,921
Accounts receivable, net	24,378	18,398
Prepaid expenses and other current assets	6,480	2,197

Total current assets	166,774	129,357

Long-term marketable securities	17,790	5,504
Property and equipment, net	5,333	7,418
Goodwill, net	32,557	36,016
Purchased intangible assets, net	4,365	8,394
Deferred tax asset	17,911	—
Other assets	506	414

Total assets	$245,236	$187,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$505	$1,486
Accrued liabilities	10,132	7,201
Deferred revenue, current portion	11,220	7,094

Total current liabilities	21,857	15,781

Deferred revenue	826	788
Other liabilities	4,751	1,146
Deferred tax liability	1,739	3,257

Total liabilities	29,173	20,972

Stockholders’ equity:
Total stockholders’ equity	216,063	166,131

Total liabilities and stockholders’ equity	$245,236	$187,103

Artisan Components, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	Sept.30 2004	Sept.30 2003	Sept.30 2004	Sept.30 2003
Gross revenue:
License	$15,650	$16,450	$57,454	$57,970
Royalty	10,607	4,001	35,294	14,215

Gross revenue	26,257	20,451	92,748	72,185

Net revenue:
License	15,650	16,450	57,454	57,970
Net royalty	9,490	3,038	31,089	10,543

Total revenue	25,140	19,488	88,543	68,513

Cost of revenue *	5,056	4,801	20,126	17,229
Product development *	4,560	4,991	18,458	18,377
Sales and marketing *	3,836	4,100	15,357	14,522
General and administrative *	3,838	1,567	9,281	6,386
In-process research and development	—	—	—	520
Amortization of purchased intangibles	897	1,457	4,030	4,367

Total cost and expenses	18,187	16,916	67,252	61,401

Operating income (loss)	6,953	2,572	21,291	7,112
Other income, net	514	345	1,641	1,337

Income (loss) before provision for income taxes	7,467	2,917	22,932	8,449
Provision for income taxes	2,946	379	3,687	1,106

Net income	$4,521	$2,538	$19,245	$7,343

Net income per share - basic	$0.19	$0.12	$0.84	$0.38

Net income per share - diluted	$0.18	$0.10	$0.77	$0.34

Shares used in per share calculation - basic	23,565	22,027	22,932	19,439

Shares used in per share calculation - diluted	25,764	24,428	25,105	21,690

* Includes stock-based compensation expense of:	18	119	243	328

Artisan Components, Inc.

Reconciliation of GAAP to Pro Forma Net Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004	2003
Net income	$4,521	$2,538	$19,245	$7,343

Adjustments to reported net income to arrive at pro forma results:
Add: non-recurring effect of acquisitions	—	—		520
Add: amortization of purchased intangible assets from acquisitions	897	1,457	4,030	4,366
Add: deferred stock-based compensation	18	119	243	328
Add: M&A transaction costs	1,757	—	1,757	—
Pro forma tax adjustment	(1,110)	(1,418)	(7,898)	(4,359)

Pro forma net income	$6,083	$2,696	$17,377	$8,198

Pro forma net income per share - basic	$0.26	$0.12	$0.76	$0.42

Pro forma net income per share - diluted	$0.24	$0.11	$0.69	$0.38

Shares used in per share calculation - basic	23,565	22,027	22,932	19,439

Shares used in per share calculation - diluted	25,764	24,428	25,105	21,690

Additional Information About the Proposed Acquisition and Where to Find It

ARM has filed a registration statement on Form F-4 that contains a preliminary proxy statement/prospectus with the SEC in connection with the proposed transaction. The final prospectus/proxy statement will be mailed to the stockholders of Artisan. ARM and Artisan urge investors and security holders to read the proxy statement/prospectus and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by ARM are available free of charge by contacting ARM Holdings plc Investor Relations, 110 Fulbourn Road, Cambridge, UK, CB1 9NJ, +44 (0)1223 400400, and on ARM’s web site at www.arm.com; documents filed with the SEC by Artisan are available free of charge by contacting Artisan Components, Inc. Investor Relations, 141 Caspian Court, Sunnyvale, California, 94089, (408) 734-5600, on Artisan’s web site at www.artisan.com or on the SEC’s web site at www.sec.gov. Documents on ARM’s and Artisan’s web sites are not a part of this communication.

ARM and ARM’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Artisan in connection with the transaction. A description of the interests of directors and executive officers of ARM is set forth in its Annual Report on Form 20-F for the year ended December 31, 2003, which was filed with the SEC. Investors and security holders can obtain additional information regarding the direct and indirect interests of ARM’s directors and executive officers in the transaction by reading the proxy statement/prospectus when it becomes available.

Artisan and Artisan’s directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the transaction. A description of the interests of directors and executive officers of Artisan is set forth in the proxy statement for Artisan’s 2003 annual meeting of stockholders, which was filed with the SEC on January 27, 2004. Investors and security holders can obtain additional information regarding the direct and indirect interests of Artisan’s directors and executive officers in the transaction by reading the proxy statement/prospectus when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about ARM and Artisan. When used in this document, the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” similar expressions and any other statements that are not historical facts, in each case as they relate to ARM, Artisan, the management of either such company or the transaction are intended to identify those assertions as forward-looking statements. In making any such statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of ARM and Artisan, including: the impact of general economic conditions in regions in which either such company currently does business, industry conditions, including competition, fluctuations in exchange rates and currency values, capital expenditure requirements, legislative or regulatory requirements, changes in the tax laws, interest rates and access to capital markets, the possibility that the transaction will not close, that the closing may be delayed or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the reaction of customers of ARM and Artisan to the transaction and economic and political conditions in the U.K., U.S. and elsewhere. The actual results or performance by ARM or Artisan could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of ARM or Artisan. ARM and Artisan are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise. More information about potential factors that could affect ARM’s business and financial results is included in ARM’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003 including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. For more information and additional risk factors regarding Artisan, see the information under the captions “Factors Affecting Future Operating Results” contained in “Management’s Discussion and Analysis of

Financial Condition and Results of Operations” contained in the Annual Report on Form 10-K for the fiscal year ended September 30, 2003, the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 filed with the SEC.